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                                                                   EXHIBIT 10.14
                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 7th day of January, 1997, by and between Prism Entertainment Corporation, a Delaware corporation (the "Company"), and Barry Collier ("Collier").

     1.   Term of Employment.  The Company hereby employs Collier, and Collier
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hereby agrees to serve the Company, under and subject to all of the terms, conditions and provisions of this Agreement for a period of two (2) years from the date hereof, in the capacity of President of the Company, or to serve in such other executive capacity with the Company as the Company's board of directors (the "Board") may from time to time designate, provided such assignment is consistent with Collier's level of experience and expertise. In the performance of his duties and the exercise of his discretion, Collier shall be under the supervision and control of, and shall report only to, the Chairman of the Board. Collier's duties shall be designated by the Chairman of the Board and shall be subject to such policies and directions as may be established or given by the Board of Directors from time to time.

     2.   Devotion of Time to Company Business.  Collier shall devote
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substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. Collier shall not, without the prior written consent of the Board of Directors, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company's business or with Collier's duties to the Company.

     3.   Compensation.
          ------------

          3.1  Base Salary.  For all services rendered by Collier under this
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Agreement, the Company shall pay Collier a salary ("Base Salary"), payable semi-
monthly, at the rate of $178,000 per year.

          3.2  Bonus. In addition to the Base Salary, the Company shall pay
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Collier the following bonuses ("Bonuses"):

               (a) an annual bonus equal to 12% of all revenues (net of commissions and expenses related thereto) recorded in excess of $625,000 from the licensing of and/or transfer of rights to the Film Library accrued for each fiscal year during the term hereof;

               (b) an annual bonus equal to 5% of any (MDF) marketing development funds from any source in excess of $350,000 received by or credited to the Company for each fiscal year during the term hereof; and
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               (c)  a bonus equal to 20% of proceeds in excess of $3,700,000
(net of commissions and expenses of sale) received by the Company generated by the sale of the Film Library in its entirety.

     As used herein, Film Library means the rights of the Company in the motion pictures listed on Schedule 5.25 to the Merger Agreement dated as of October 25, 1996 between the Company and Lee Video City, Inc.

     4.   Benefits.
          --------

               (a) In addition to the Base Salary and the Bonus, if any, Collier will be entitled to participate in all benefits of employment available to other members of the Company's management, on a commensurate basis as they may be offered from time to time by the Board of Directors to the Company's other management employees. Such benefits include, but are not limited to, full medical, dental and long term disability insurance for Collier and his immediate family and participation in group life insurance and retirement plans. During the period of his employment hereunder, Collier will be reimbursed for reasonable business, travel and entertainment expenses incurred in accordance with Company policy on behalf of the Company in connection with his employment, and will be required to submit appropriate expense reports for approval by signature of the Chairman of the Board as a condition of reimbursement of such expenses.

               (b) The Company will pay up to $500 per month (including all maintenance and operating expenses) for Collier to have the use of one Company provided automobile (or an equivalent expense allowance for an automobile owned by Collier).

     5.   Authority.  So long as Collier serves as an officer of the Company
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under this Agreement, he shall have the authority specified in the Bylaws of the
Company, except that he shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board of Directors.

     6.   Termination.  This Agreement shall terminate in advance of the time
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specified in Section I above (and except as provided in Sections 6(c) and 6(d)
below, Collier shall have no right to receive any compensation not due and payable to him or to his estate at the time of such termination) under any of the following circumstances:

               (a)  Upon the death of Collier.

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               (b)  In the event that Collier shall become either physically or mentally incapacitated so as to not be capable of performing his duties as required hereunder, and if such incapacity shall continue for a period of six months consecutively, the Company may, at its option, terminate this Agreement by written notice to Collier at that time or at any time thereafter while such incapacity continues. In case of termination under this Section 6(b) or under
Section 6(a), Collier or his estate shall be entitled to receive Base Salary or any other compensation accrued or earned as of or to the date of termination for six months following such termination, or until the expiration of the term of this Agreement, whichever is earlier.

               (c) By Collier, if the Company shall have materially breached any of the provisions of this Agreement, and such termination shall have the same effect on the payment of Collier's Salary as a termination by the Company under Section 6(f).

               (d)  By the Company for Cause. The term "Cause" used in this
Section 6(e) means Collier, (i) after repeated notices and warnings, fails to perform his reasonably assigned duties as reasonably determined by the Company,
(ii) materially breaches any of the terms or conditions of Sections 1 or 2 of this Agreement, or (iii) commits or engages in a felony or any intentionally dishonest or fraudulent act which materially damages the Company's reputation. If the Company terminates Collier for Cause, no payments or benefits under this Agreement shall become payable after the date of Collier's termination. The Company may terminate Collier's employment under this Section 6(e)(i) or (ii) only if written notice of the facts constituting the basis for such termination has been given to Collier and Collier shall have been afforded 30 days opportunity to take such action as may be reasonable under the circumstances to furnish assurance to the Board of Directors that such basis for termination has been corrected or cured (to the extent susceptible to cure) and will not recur.

               (e)  By the Company at any time, without Cause; provided, that
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the Company shall pay Collier his Salary through the remaining term of this
Agreement.

     7.   Attorney Fees.  The successful party in any litigation relating to
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matters covered by this Agreement shall be entitled to an award of reasonable attorneys' fees in such action.

     8.  Assignment.  Neither this Agreement nor any of the rights or
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obligations of either party hereunder shall be assignable by either Collier or the Company, except that this Agreement shall be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the

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Company to an entity other than any parent, subsidiary or affiliate of the
Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

     9.   Binding-Effect.  The terms, conditions, covenants and agreements set
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forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the parties hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

     10.  Amendment.  This Agreement may not be altered or modified except by
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further written agreement between the parties.

     11.  Notices.  Any notice required or permitted to be given under this
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Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the United States), postage prepaid, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

     If to the Company, to:

          Prism Entertainment Corporation
          6851 McDivitt Drive, Suite A
          Bakersfield, California 93313
          Attention:  Robert Y. Lee
          Fax:  (805) 397-5982

     If to Collier, to:

          Barry Collier
          4033 Ocean Drive
          Oxnard, California  93035


     12.  California Law.  This Agreement is being executed and delivered and
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is intended to be performed and shall be governed by and construed in accordance with the laws of the State of California.

     13.  Board of Directors.  On any matter calling for authorization,
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approval, decision, determination or other action of the Board of Directors under the provisions of this Agreement, Collier's vote as a director shall not be counted.

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     14.  Indemnification Agreement.  The Company shall enter into an
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Indemnification Agreement with Collier indemnifying him against personal liability to the fullest extent permissible under applicable corporate law.

     15.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation the employment agreement, bonus arrangement and termination arrangement referred to in Schedules 5.18 and 5.21 to the Agreement and Plan of Reorganization and Merger dated as of October 29, 1996 by and between the Company and Lee Video City, Inc.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        PRISM ENTERTAINMENT CORPORATION



                                        By: /s/ Barry Collier
                                           ----------------------------
                                           Barry Collier, President


                                        /s/ Barry Collier
                                        -------------------------------
                                        Barry Collier

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